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                                                                    EXHIBIT 99.1

[LETTERHEAD OF HAWAIIAN AIRLINES]

FOR IMMEDIATE RELEASE                                     Contact: Keoni Wagner
Monday, November 6, 1995                                         (808) 838-6778






         HAWAIIAN AIRLINES SIGNS LETTER OF INTENT WITH INVESTOR GROUP


         LOS ANGELES--Bruce R. Nobles, chairman, president and chief executive of Hawaiian Airlines, Inc., announced today that the company has signed a letter of intent with a private investor group to provide $20,000,000 of new equity capital to the company in exchange for 18,181,818 shares of Hawaiian Airlines Class A Common Stock. The transaction, which will result in the investor group having control of the company, including six of the current eleven Board of Directors seats, is subject to numerous conditions, including the negotiation and execution of definitive agreements and certain modifications to the agreements with the company's unions and certain of its creditors. The letter of intent also contemplates a rights offering to the company's existing shareholders, to take place at some point during 1996, making shares available to them at a substantial discount from the then current market price.

         It is contemplated that, if the conditions are satisfied, the definitive agreements will be signed in early December. The closing will be scheduled as soon as possible thereafter.

         "This transaction provides the capital which the company greatly needs," Mr. Nobles commented, and "we will be working diligently with the investor group to satisfy all conditions."